EXHIBIT 3.1

Ross Miller
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada  89701-4520
(775)684 5708
Website:  www.nvsos.gov

Filed in the office of	Document Number 20100011494-22
/s/Ross Miller
Ross Miller	Filing Date and Time 01/08/2010 3:00 PM
Secretary of State
State of Nevada	Entity Number C8123-2002

Certificate of Amendment
(Pursuant to NRS 78.385 and 78.390)
Use Black Ink Only – Do Not Highlight                                                                                                                                                                                                                                                                 Above Space is for Office Use Only

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporation
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

 1.   Name of corporation:
       Provectus Pharmaceuticals, Inc.

 2.   The articles have been amended as follows:  (provide article numbers, if available)
       The first paragraph of Section 5 of the Restated Articles of Incorporation is amended in its entirety to read:

   The total number of shares which the Corporation shall have authority to issues is One Hundred Seventy-Five Million (175,000,000) shares of stock, of which One Hundred
    Fifty Million (150,000,000) shares shall be designated as common shares, par value $.001 per share (“Common Shares”), and Twenty-Five Million (25,000,000) shares shall be designated as preferred shares, par value $.001 per share (Preferred Shares”).

3.     The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power  as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the    amendment is:  47,186,899

4.     Effective date of filing:  (optional ______________________________________________
                                                               (must not be later than 90 days after the certificate is filed)
5.     Signature:  (required)

X /s/Peter R. Culpepper
        Signature of Officer
*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.                                                                                                                                                                                                                                                                                               Nevada Secretary of State Amend Profit-Alter
                                                                                                                                                                                                                                                                                                                                                                                                                                                       Revised:  3-6-09